SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported) April 20, 2006
STANDARD MANAGEMENT CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Indiana	0-20882	35-1773567

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10689 North Pennsylvania, Indianapolis, Indiana	46280

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code (317) 574-6200
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

STANDARD MANAGEMENT CORPORATION
By:	/s/ Stephen M. Coons
	Name:	Stephen M. Coons
	Title:	Executive Vice President and General Counsel

Dated: April 26, 2006

Item 1.01 Entry into a Material Definitive Agreement.
          On April 20, 2006, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) with In-House Acquisition Corporation (“Merger Sub”), In-House Pharmacies, Inc. (“In-House”), and Jon R. Kurtin and Ralph M. Defay. Mr. Kurtin and Mr. Defay are the shareholders of In-House. The Registrant expects the merger to close in May 2006.
In-House
     In-House engages in business as a closed-door pharmacy system, serving patients in a supervised residential setting needing specialized services. In-House also operates a central prescription filling system for patients on maintenance prescriptions or other recurring customers.
Merger Consideration
     At the effective time of merger, the outstanding common shares of In-House will be converted into a right to receive:
(i)	an aggregate of $7,500,000 in cash;

(ii)	an aggregate of 1,013,720 of the Registrant’s common shares; and

(iii)	a secured note payable by In-House due 24 months after the closing of the merger, in the aggregate principal amount of $2,000,000.
     The secured note will bear interest at a rate equal to the prime rate of interest published in the Wall Street Journal, plus 0.5%. Interest will be payable monthly. The note is secured by certain personal property of In-House and a pledge of all the shares of In-House outstanding after the merger. The Registrant will guarantee the secured note.
Material Conditions to Completion of the Merger
     The Registrant’s obligation to complete the merger is subject to certain customary conditions, including:
•	Performance of certain covenants by In-House;

•	Accuracy of representations and warranties made by In-House;

•	No injunctions or restraining orders restricting completion of the merger;

•	No material adverse events affecting the business of In-House having occurred; and

•	Certain required permits having been obtained.

     In-House’s obligation to complete the merger is also subject to certain customary conditions, including:
•	Performance of certain covenants by the Registrant;

•	Accuracy of representations and warranties made by the Registrant;

•	No injunctions or restraining orders restricting completion of the merger; and

•	Certain required permits having been obtained.
Other Material Terms of the Merger Agreement
     In connection with the execution of the Merger Agreement, the Registrant will enter into separate voting trust agreements with each of Mr. Kurtin and Mr. Defay. The voting trust agreements will each name Ronald D. Hunter as voting trustee and grant the trustee full power to vote the shares. The voting trust agreements will terminate three years after the date thereof.
          The Merger Agreement requires the Registrant to use its best efforts to register the shares issued in the merger for resale under the Securities Act of 1933, effective 18 months after the closing of the merger. Under certain conditions, the former shareholders of In-House also have the right to require the Registrant to include the shares issued in the merger in any registration statement filed by the Registrant.
     The Merger Agreement restricts the resale of any of the Registrant’s shares issued in the merger for a period of 18 months after the closing of the merger, If the former shareholders of In-House resell shares of the Registrant between 18 months and three years after the closing of the merger for a price less than $3.28 per share, the Registrant must pay to the former shareholders of In-House an additional amount in cash or the Registrant’s shares at the option of the Registrant. The additional amount per share will be equal to the excess of $3.28 over the actual sale price received by the former In-House shareholders on any sale by them of the Registrant’s shares.
Consulting Agreements
     In connection with the merger, Mr. Kurtin and Mr. Defay will enter into consulting agreements with In-House.
          Mr. Kurtin’s consulting agreement will have a term of six months commencing at the closing of the merger.
          Mr. Defay’s consulting agreement will have a term ending on the later of the first anniversary of the closing of the merger or the term of the notes described under “Acquisition of Intellectual Property” below and will thereafter renew automatically unless sooner terminated by either party. Mr. Defay will be paid a fee of $50,000 per year for his services.
     Each of Mr. Kurtin and Mr. Defay will agree not to compete with In-House within a radius of 125 miles of San Diego, California, for a period of three years after the closing of the merger.

Acquisition of Intellectual Property
     In connection with the merger, In-House will acquire from Mr. Kurtin and Mr. Defay certain intellectual property owned by them and used in the business of In-House. The purchase price for the intellectual property will be an aggregate of $6,175,000, payable by two promissory notes. One of the promissory notes will be in the principal amount of $2,850,000, will bear interest at a rate of 7% per annum and will mature three years after the closing of the merger. The other promissory note will be in the principal amount of $3,325,000, will bear interest at a rate of 8% per annum and will mature 18 months after the closing of the merger.
     The above description is only a summary of the material terms of the Merger Agreement. The Company intends to file the Merger Agreement as an exhibit either to a Current Report on Form 8-K upon consummation of the transaction or with its Quarterly Report on Form 10-Q for the quarter ended June 30, 2006.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

99.1 Press release dated April 20, 2006 announcing the execution of the In-House Pharmacies Acquisition Agreement.

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Press release dated April 20, 2006 announcing the execution of the In-House Pharmacies Acquisition Agreement